Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LCA-Vision Inc.

FIRST:            The name of the corporation (the “Corporation”) is

  LCA-Vision Inc.

SECOND:       The address of the Corporation’s registered office in the State of Delaware is located at 2711 Centerville Road Suite 400, Wilmington, Delaware, 19808, New Castle County. The name of the registered agent at such address is Corporation Service Company.

THIRD:           The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH:        The Corporation shall have the authority to issue 5,000 shares of common stock, par value $0.01 per share.

SIXTH:            The number of directors of the Corporation shall be fixed from time to time by the Board of Directors of the Corporation.

SEVENTH:      In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation are expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

EIGHTH:          Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

NINTH:            To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment or repeal of this paragraph shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

TENTH:            Each person who is or was or had agreed to become a director or officer of the Corporation, and each such person who is or was serving or who had agreed to serve at the request of the Corporation as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified and advanced expenses by the Corporation to the fullest extent permitted from time to time by applicable law. Any repeal or modification of this Paragraph Tenth shall not adversely affect any right to indemnification of any person existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.